Exhibit 10.23

WALTER INDUSTRIES, INC.

INVOLUNTARY SEVERANCE BENEFIT PLAN

EFFECTIVE AS OF JANUARY 1, 2008

WALTER INDUSTRIES, INC.

INVOLUNTARY SEVERANCE BENEFIT PLAN

EFFECTIVE AS OF JANUARY 1, 2008

WALTER INDUSTRIES, INC.

INVOLUNTARY SEVERANCE BENEFIT PLAN

EFFECTIVE AS OF JANUARY 1, 2008

THIS INVOLUNTARY SEVERANCE BENEFIT PLAN is hereby established effective the 1st day of January, 2008, by Walter Industries, Inc. (the “Company”).

1.                                      POLICY

Circumstances may make it necessary for an employee to be involuntarily separated from employment with Walter Industries, Inc. This involuntary severance benefit plan has been established to assist eligible terminating Employees of the Participating Employer affected by such circumstances to reduce the adverse financial effects of their termination of employment.  All other policies, practices, procedures and plans providing for severance payments, whether known as severance pay, separation pay, termination pay, notice, layoff allowance, supplemental unemployment benefits, or the like, on behalf of Participants (except for any Change of Control Severance Agreement or Employment Agreement between the Participant and the Service Recipient), are hereby superseded.

2.                                      DEFINITIONS

2.1                                 “Board” shall mean the Board of Directors of the Company.

2.2                                 “Cause” shall include, but is not limited to:

(a)                                  Acts or omissions constituting dishonesty, potential breach of fiduciary obligation or intentional wrongdoing or malfeasance, potential violation or negligent disregard for workplace rules and procedures, insubordination, theft, violent acts or threats of violence or possession of alcohol or controlled substances on the property of a Participating Employer;

(b)                                 Conviction of a criminal violation involving fraud or dishonesty;

(c)                                  The failure to materially satisfy the conditions and requirements of an Employee’s employment with a Participating Employer, and such failure by its nature is incapable of being cured, or such failure remains uncured for more than 30 days following receipt by the Employee of written notice from the Participating Employer specifying the nature of the failure and demanding the cure thereof.  For purposes of this Section, inattention by the Employee to his duties shall be deemed a failure capable of cure.

Cause shall be determined by the Plan Administrator in its sole discretion.

2.3                                 “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

2.4                                 “Company” means Walter Industries, Inc. and any successor thereto by merger, purchase or otherwise which expressly adopts the Plan.

2.5                                 “Effective Date” of the Plan is January 1, 2008.

2.6                                 “Eligible Employee” means an Employee who is employed at the corporate headquarters of Walter Industries, Inc. or any other Participating Employer as a Salaried Employee or Non-Union Hourly Employee.  No temporary, occasional or seasonal Employee, as defined within the payroll records of the Participating Employer, is an Eligible Employee under the Plan.  Further, Employees covered by a collective bargaining agreement will not be considered Eligible Employees.  An employee who is on a leave of absence covered by the Family and Medical Leave Act, or who is otherwise on a leave of absence with guaranteed reinstatement rights, shall be deemed to qualify as an Eligible Employee if, immediately prior to taking such leave of absence, he would have qualified as an Eligible Employee.

Each Eligible Employee shall be provided with notice indicating that he is eligible for the Plan and has been categorized into one of four groups (Group A, Group B, Group C or Group D)  by the Compensation Committee of the Board.  The Compensation Committee of the Board of Directors has the sole discretion to determine to which group an Eligible Employee belongs.

2.7                                 “Employee” means any common law employee employed by a Participating Employer.

2.8                                 “Good Reason” means existence of the following conditions, arising without the Eligible Employee’s consent:  the Participating Employer requiring the Eligible Employee to be based at a location in excess of fifty (50) miles from the location of the Eligible Employee’s principal job location, and/or a material reduction of the Eligible Employee’s base salary from his previous position.  Notwithstanding anything to the contrary, the existence of any of the above conditions shall not constitute Good Reason unless the Eligible Employee provides notice to the Participating Employer of the existence of the condition within 90 days after the initial existence of the condition and the Participating Employer does not remedy the condition within 30 days after it receives such notice.

2.9                                 “Individual Employment Agreement” means any Change of Control Severance Agreement or Employment Agreement between the Employee and a Participating Employer that provides benefits upon Separation from Service.

2.10                           “Involuntary Separation from Service” means a Separation form Service without Cause due to:

(a)                                  a reduction in work force (including layoffs and consolidations of operations);

(b)                                 the transfer of work to another location; or

(c)                                  a determination that an Employee’s ability to satisfy the criteria of his position has declined through no fault of the Employee as determined in the sole discretion of the Plan Administrator.

For purposes of the Plan, an Involuntary Separation from Service includes a Separation from Service for Good Reason, provided that the Separation from Service occurs within two (2) years following the initial existence of Good Reason.  The foregoing definition is intended to meet the definition of an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(n)(1), and the safe harbor under Treasury Regulations Section 1.409A-1(n)(2)(ii) for treating a “voluntary separation from service” as an Involuntary Separation from Service, and both shall be interpreted, construed, administered, and applied consistently therewith.

2.11                           “Non-Union Hourly Employee” means an Employee identified as a “Non-Union Hourly Employee” within the payroll records of the Participating Employer.

2.12                           “Participant” means an Eligible Employee who participates in the Plan pursuant to the provisions of Article 3.

2.13                           “Participating Employer” means the Company and any other Service Recipient that adopts this Plan as set forth on Appendix A, as amended from time to time.

2.14                           “Pay” means the annual base rate of pay of an Eligible Employee on his Severance Date at his stated rate as set forth within the payroll records of the Participating Employer.  “Pay” does not include any remuneration other than base salary.  “Week’s Pay” and “Month’s Pay” shall be calculated in accordance with a Participating Employer’s regular payroll procedures (including the division of annual base rate of pay by 52 for Week’s Pay, and 12 for Month’s Pay). For part-time Employees, the base rate of pay will be a pro-rated salary computation based on the ratio of scheduled part-time hours compared to scheduled full-time hours during the twelve (12) months immediately preceding his Severance Date.  The annual base rate of pay for Employees subject to a sales commission plan shall be based on the actual earnings during the most recent 24-month period.

2.15                           “Plan” means the Walter Industries, Inc. Involuntary Severance Benefit Plan as set forth herein, as amended from time to time.

2.16                           “Plan Administrator” means the Company.

2.17                           “Plan Year” means the twelve (12) consecutive month period beginning on January 1 and ending on December 31.

2.18                           “Salaried Employee” means an Employee identified as a “Salaried Employee” within the payroll records of the Participating Employer.

2.19                           “Separation Agreement, Waiver and General Release” means the documentation prescribed by the Plan Administrator pursuant to which a Participant waives and/or releases any and all claims, demands or causes of action of any kind whatsoever arising out of the Participant’s employment and/or termination of employment.

2.20                           “Separation from Service” means the termination of the Employee’s employment with the Service Recipient, determined as follows:

(a)                                  The Employee’s employment will be considered terminated effective as of the date that both the Employee and the Participating Employer reasonably anticipate, based on all of the facts and circumstances, that either (A) no services will be performed by the Employee for the Service Recipient after such date, whether as an employee or as an independent contractor, or (B) the level of bona fide services that the Employee will perform for the Service Recipient after such date, whether as an employee or as an independent contractor, will be permanently reduced to no more than twenty percent (20%) of the average level of bona fide services the Employee performed over the immediately preceding thirty-six (36) month period (or, if less, the Employee’s full period of service to the Service Recipient).

(b)                                 If the Employee is on a “bona fide leave of absence” (as defined below) from the Service Recipient, the Employee’s employment will be considered terminated, notwithstanding that the Employee is reasonably expected to return to perform services for the Service Recipient (at a level such that the Employee’s employment is not terminated pursuant to subsection (a) above), on the later of: (A) the first date immediately following the end of the Six-Month Period (as defined below), or (B) the date the Employee’s right to reemployment under applicable law or contract, if any, expires. A “bona fide leave of absence” is a leave of absence, including military leave or sick leave, in which there is a reasonable expectation that the Employee will return to perform service for the Service Recipient. The “Six-Month Period” is the period that begins on the date the leave of absence commences and ends on the date that is six months thereafter.

(c)                                  The foregoing definition is intended to meet the requirements for a “separation from service” from the Service Recipient within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulations Section 1.409A-1(h), and shall be interpreted, construed, administered and applied consistently therewith. Without limiting the generality of the foregoing, for purposes of this definition, the definition of the term “Participating Employer” set forth below shall be modified as provided in Treasury Regulations Section 1.409A-1(h)(3).

2.21                           “Service” means the Employee’s periods of eligible service with the Service Recipient or any other entity that was a Service Recipient at the time the service was performed.  For purposes of determining Service for each Employee who was employed by a Participating Employer on January 1, 2008, all continuous service ending with a Severance Date will be taken into account.  In addition, non-continuous periods of service will be taken into account under the following limited circumstances:  If an Employee has terminated employment with a Participating Employer after January 1, 2008 and has been rehired within less than six (6) months, prior service as an Employee of a Participating Employer will be taken into consideration.

2.22                           “Service Recipient” means the Company or an affiliate of the Company for which the Employee performs services and any affiliates of the Company or a subsidiary of the Company that are required to be considered a single employer under Sections 414(b) and 414(c) of the Code.

2.23                           “Severance Date” means the date after the Effective Date on which an Employee involuntarily has a Separation from Service without Cause.

2.24                           “Severance Pay” or “Severance Payment” or “Severance Payments” means payments to eligible Employees pursuant to Section 4 hereof.

2.25                           “Specified Employee” means a key employee of the Service Recipient within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by the Company that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

2.26                           “Staff Reduction Policy” means any administrative policy adopted by the Company, as in effect from time to time, and attached hereto as Appendix B, which sets forth the policies for the Participating Employer with respect to management initiated terminations resulting from force/skills and balances, site closings, and job eliminations.

2.27                           “Year of Service” means each twelve (12) months of Service.  “Years of Service” shall be determined as of the Employee’s Severance Date.

3.                                      ELIGIBILITY AND PARTICIPATION

3.1                                 An Eligible Employee will become a Participant under the Plan for purposes of receiving benefits upon his Severance Date.

The Plan Administrator shall have complete power and discretion to determine if and when an Eligible Employee shall participate in the Plan; provided, however, that the Plan Administrator’s decision shall be made in accordance with the terms of the Plan and the requirements of any Staff Reduction Policy.

3.2                                 An Employee shall not be eligible to receive a benefit from the Plan if his Separation from Service occurs by reason of death or disability, as determined in the discretion of the Board (other than any disability described in, and subject to, Section 4.8) or if the Separation from Service is for Cause or is voluntary (unless such voluntary Separation from Service is for a Good Reason).

4.                                      SEVERANCE PAY

4.1                                 Basic Severance.  Each Participant who incurs a Severance Date and is not provided severance benefits under an Individual Employment Agreement shall be entitled to receive basic Severance Pay pursuant to this Section 4.1.  The amount of basic Severance Pay to be paid to a Participant shall be determined in accordance with the following schedule:

Years of Service	Pay

Less than 1 year	1 week
1 year or more	½ month

4.2                                 Additional Severance.  Except as otherwise provided in this Section 4, each Participant who incurs a Severance Date and is not provided severance benefits under an Individual Employment Agreement will be entitled to the greater of the Severance Pay provided by Option A or Option B below:

(a)                                  Option A:  Two weeks Severance Pay per Years of Service, minus the Basic Severance Pay set forth in Section 4.1, up to a maximum of fifty-two (52) weeks’ Pay and a minimum of four (4) weeks’ Pay for each salaried exempt Employee, and a maximum of twenty-six (26) weeks’ Pay and a minimum of four (4) weeks’ Pay for a Non-Union Non-Exempt or Non-Union Hourly Employee.

(b)                                 Option B:  Basic Severance as noted in Section 4.1, plus the combination of (1), (2), and (3) below, as applicable:

(1)                                  Participants age 40 through 45 at the time of their Severance Date will receive an additional half month’s Pay.

(2)                                  Participants age 46 and above at the time of their Severance Date will receive one additional month’s Pay.

(3)                                  Severance Pay determined in accordance with the following schedule:

Years of Service	Pay

Less than 1 year	1 week
1 to 3 years	½ month
3 to 6 years	1 month
6 to 9 years	1 ½ months
9 to 12 years	2 ½ months
12 to 15 years	3 months
15 to 18 years	3 ½ months
18 to 21 years	4 ½ months
21 to 24 years	5 months
24 to 27 years	5 ½ months
27 + years	6 months

(4)  A Non-Union Non-Exempt or Non-Union Hourly Employee is entitled to a maximum of 32.5 weeks of Severance Pay when combining the Basic Severance set forth in Section 4.1 and this Severance set forth in Option B.

4.3                                 Additional Group Severance.

(a)                                  Group A employees will receive 26 weeks of Severance Pay in addition to Severance Pay provided by an Individual Employment Agreement or Severance Pay as defined and provided in Sections 4.1 and 4.2.

(b)                                 Group B employees will receive 13 weeks of Severance Pay in addition to Severance Pay provided by an Individual Employment Agreement or Severance Pay as defined and provided in Sections 4.1 and 4.2.

(c)                                  Group C employees (salaried exempt Employees not in Group A or Group B) will not receive any additional group severance pursuant to this section.

(d)                                 Group D employees (Non-Union Non-Exempt and Non-Union Hourly Employees) will not receive any additional group severance pursuant to this section.

4.4                                 The additional Severance Pay described in Sections 4.2 and 4.3 shall be contingent upon the Participant’s timely execution of a Separation Agreement, Waiver and General Release, which releases and discharges each Participating Employer and Affiliate (and its officers, employees and agents) from all claims, demands or causes of action of any kind whatsoever arising out of the Participant’s employment and termination of employment.  No Participant shall be eligible to receive additional Severance Pay unless he executes a Separation Agreement, Waiver and General Release in a manner as may be prescribed by the Plan Administrator.

4.5                                 To the extent permitted by law, if the Participating Employer is obligated by law to pay any severance type remuneration other than unemployment compensation, including but not limited to payments pursuant to the Worker Adjustment and Retraining Notification Act (WARN), on account of, or in connection with, a Participant’s termination of employment on a Severance Date, the Severance Payments pursuant to this Article, as applicable, shall be reduced, dollar for dollar, by the amount of any such remuneration, without regard to the minimum amount of Severance Pay specified in this Article, as applicable.

4.6                                 To the extent permitted by law and unless otherwise provided by an administrative policy adopted by the Company, the amount of an Employee’s Severance Pay will be reduced by any amounts the Employee owes a Participating Employer or other Service Recipient, including but not limited to, salary and expense advances and employee loans, as of the Severance Date.

4.7                                 Notwithstanding any other provision of the Plan and unless otherwise provided by an administrative policy adopted by the Company, if a Participant violates the Company’s business practices and/or policies and/or fails to continue to fulfill his obligations not to disclose the private, confidential or proprietary information of the Service Recipient, the Participant shall not be entitled to receive any payment pursuant to Sections 4.2 or 4.3, or if payments have been made, he will be required to repay to the Company all Plan payments.

4.8                                 If an Employee incurs an Involuntary Separation from Service without Cause while receiving disability benefits from the Participating Employer, the Severance Payments pursuant to this Article, as applicable, shall be reduced, dollar for dollar, by the amount of any such disability payments to the Employee, without regard to the minimum amount of Severance Pay specified in this Article.

4.9                                 If a Participant becomes (a) reemployed by (i) the Company, (ii) any Service Recipient, or (iii) any other company that participates in any retirement plan sponsored by Walter Industries, Inc. that is tax-qualified under Internal Revenue Code Section 401(a), or (b) employed within sixty (60) days of his Severance Date by any purchaser or surviving business of the Company, then the Participant shall not be entitled to receive any payment under the terms of this Plan.  If a former Participant has received a payment and becomes reemployed (or employed, as described above), he shall be required to repay to the Participating Employer the difference between the total number of weeks for which payments were made and the number of weeks from the former Participant’s Severance Date to the effective date of his reemployment.  For example, if the Participant receives sixteen (16) weeks’ Pay and is reemployed after eight (8) weeks, the equivalent of eight (8) weeks’ Pay must be repaid to the Participating Employer.

4.10                           Unless an Individual Employment Agreement provides otherwise, and notwithstanding anything above in this Article 4, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Payment

provided for in this Article 4, together with any other payments which the Participant has the right to receive from a Participating Employer (or other Service Recipient), would constitute a “parachute payment” (as defined in Section 280(G)(b)(2) of the Code), the Severance Payment shall be reduced.  The reduction shall be in an amount so that the present value of the total amount received by the Participant from the Participating Employer (or other Service Recipient) will be one dollar ($1.00) less than three (3) times the Employee’s base amount (as defined in Section 280G of the Code) and so that no portion of the amounts received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code (excise tax).  The determination as to whether any reduction in the Severance Payment is necessary shall be made by the Plan Administrator in good faith, and the determination shall be conclusive and binding on the Participant.  If through error or otherwise the Participant should receive payments under this Plan, together with other payments the Participant has the right to receive from the Participating Employer (or other Service Recipient), excluding deferred compensation plan payments, in excess of one dollar ($1.00) less than three times his base amount, the Participant shall immediately repay the excess to his employer upon notification that an overpayment has been made.

4.11                           The Plan Administrator will provide an Employee with a notification of the Employee’s right to continue health and dental insurance coverage (hereinafter referred to as “Health Insurance”) under COBRA (ERISA §§ 601-606; 29 USCS §§ 1161-1166) as a result of his Severance Date in accordance with the Participating Employer’s usual procedures. If an Employee does not elect continuation coverage under COBRA, the Employee’s health and dental insurance coverage will cease in accordance with the Participating Employer’s usual practice as permitted under applicable law and the terms of the relevant benefit plan document and/or underlying insurance policy.

5.                                      DISTRIBUTION OF BENEFITS

5.1                                 (a)                                  Except as set forth in Section 5.1(b), basic Severance Pay to which a Participant may be entitled pursuant to Section 4.1 shall be paid under the regular payroll schedule in effect on the Severance Date, starting not later than fifteen (15) days following the Participant’s Severance Date.  Additional Severance Pay to which a Participant may be entitled pursuant to Sections 4.2 and/or 4.3 shall be paid on regular paydays, starting after the full amount of basic Severance Pay is paid to a Participant.

All applicable federal, state and local taxes (including Social Security taxes) and all other welfare benefit plan coverage payments will be deducted and withheld from all Severance Payments.

Subject to the requirements of Section 409A, the Employee shall be eligible to receive payment for any earned and unused vacation, in accordance with the Participating Employer’s policy in existence on the Severance Date.

(b)                                 If the Participant is a Specified Employee as of his Severance Date, to the extent the Participant is entitled to receive any benefit or payment under this Plan that constitutes deferred compensation within the meaning of Section 409A (and exceeds the limits on any exceptions to deferred compensation permitted under Section 409A with respect to severance pay and other types of payments) of the Code (after first accounting for all other separation pay, as that term is defined under Section 409A of the Code, to be paid or provided to the Participant, including under any Individual Employment Agreement) before the date that is six (6) months after the Severance Date, such benefits or payments shall not be provided or paid to the Participant on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum to the Participant on the first business day after the date that is six (6) months after the Severance Date. All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the Severance Date shall not be affected by this Section 5(b) and shall be provided or paid in accordance with the payment schedule applicable to such benefit or payment under this Plan. Prior to the imposition of the six month delay as set forth in this Section 5.1(b), it is intended that (i) each installment under this Plan be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and (ii) all benefits or payments provided under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 5.1(b) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted, construed, administered and applied consistently therewith.

5.2                                 Severance Payments shall be made from the general assets of the Participant’s Participating Employer.

5.3                                 (a)                                  In the event of a claim by an Employee as to entitlement or the amount of any distribution or its method of payment, such Employee shall present the reason for his claim in writing to the Plan Administrator.  The Plan Administrator shall, within ninety (90) days after receipt of such written claim, send a written notification to the Employee as to its disposition, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim.  If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the Employee prior to the termination of the initial 90-day period.  In no event will such extension exceed a period of 90 days from the end of such initial period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the benefit determination.

(b)                                 In the event the claim is wholly or partially denied, such written notification shall (i) state specifically the reason or reasons for the denial, (ii) reference to the specific Plan provisions on which the determination is based, (iii) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Employee may appeal the denial of the claim.

(c)                                  In the event an Employee wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to the Plan Administrator within sixty (60) days after the receipt of the denial.  Such Employee (or his duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position.  Within sixty (60) days after receipt of the written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specify references to the pertinent Plan provisions on which the decision is based.

6.                                      PLAN ADMINISTRATION

6.1                                 The Plan shall be interpreted, administered and operated by the Plan Administrator who shall have complete authority and discretion, subject to the express provisions of the Plan and any Staff Reduction Policy, to determine who shall be eligible to participate in the Plan and receive Severance Pay, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan.

6.2                                 All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in accordance with the procedure for claims and appeals described in Section 5.3.  Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by each Participating Employer, each of the Employees and all other parties in interest.

6.3                                 The Plan Administrator may delegate any of the duties hereunder to such person or persons from time to time as it may designate.  Except to the extent prohibited by law, any person acting hereunder pursuant to the delegation of the Plan Administrator shall be indemnified for actions taken pursuant to such delegation, by the Company.

7.                                      PLAN MODIFICATION OR TERMINATION

7.1                                 Subject to Code Section 409A, the Plan may be modified or amended at any time by the Company, with or without notice.  Without limiting the foregoing, subject to Code Section 409A, the Plan may be modified or amended to increase, decrease or eliminate the Severance Payments to any Employee who incurs a Severance Date after such modification or amendment.

7.2                                 It is the intention of the Company to continue the Plan and make Severance Payments to all eligible terminating Employees.  However, the Company may, for any reason subject to Code Section 409A, terminate the Plan or amend the Plan to withhold its application as to all or some Employees in a location or other portion of the Company, a Participating Employer or other Service Recipient, and the Plan Administrator may, accordingly, make no Severance Payment to anyone who has not incurred a Severance Date at the time of such termination or amendment.  The Company may also extend the applicability of the Plan to all or some Employees in a location or other portion of the Company, a Participating Employer or other Service Recipient.

7.3                                 Any modification, amendment, termination, withholding, extension or other action shall be in writing and apply only to Employees with Severance Dates occurring after such action.  Any such modification, amendment, termination, withholding, extension or other action shall be authorized or ratified by the Company’s Board.  No such action shall reduce or eliminate the Severance Pay of any Employee whose Severance Date occurs before such action is taken.

8.                                      GENERAL PROVISIONS

8.1                                 This Plan is intended to be an unfunded employee welfare benefit plan for the purposes of providing severance benefits to a Participating Employer’s eligible terminating Employees.  The Plan is subject to Department of Labor Regulation 2510.3-1 and, notwithstanding any other provision of this Plan, will not provide a benefit to exceed twice the equivalent of an Employee’s annual compensation during the year preceding termination of employment.  In addition, all Severance Payments hereunder will be completed within twenty-four (24) months of an Employee’s Severance Date.

8.2                                 Nothing in the Plan shall be deemed to give any Employee the right to be retained in the employ of a Participating Employer, or to interfere with the right of the Participating Employer to discharge him at any time and for any lawful reason, without notice.

8.3                                 Except as otherwise provided herein or by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy or garnishment, attachment, or pledge.  No attempted assignment or transfer thereof shall be effective, and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee.  As to an Employee who is unable to care for his affairs, payment pursuant to this Plan may be made directly to his legal guardian or personal representative, in which case all liabilities of the Plan to any such Employee shall be fully discharged.

8.4                                 If an Employee dies after a Severance Date, but before receiving all Severance Payments due pursuant to this Plan, remaining payments will be made in one lump sum to his beneficiary(ies) entitled to receive any available death benefits under the Walter Industries, Inc. Profit Sharing Plan, or any successor to that plan, or if the Participant does not participate in that plan, then the beneficiary designated under the Walter Industries, Inc. 401(k) Plan, or any successor to that plan, or if no beneficiary is so designated, to his estate within 90 days of death.

8.5                                 The Plan shall be governed by, and construed in accordance with, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all applicable rules and regulations thereunder, and, to the extent not preempted by ERISA, with the laws of the State of Florida.

8.6                                 Descriptive headings within this Plan are for convenience and reference only.  The words of the headings will in no way be held or deemed to define, describe, explain, modify or limit the meaning of any provision, or the scope or the intent of this Plan document.

8.7                                 Whenever the Company or another Participating Employer under the terms of this Plan is permitted or required to do or perform any act, it shall be done and performed by the board of directors of the Company or such other Participating Employer or any properly authorized designee of the board of directors.

8.8                                 Throughout this Plan, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter; the singular, the plural; and vice versa.

8.9                                 Section 409A; Taxes.  This Plan is intended to conform in all respects to the requirements under Section 409A of the Code. Accordingly, the Plan should be interpreted, construed, administered and applied in a manner as shall meet and comply with the requirements of Section 409A of the Code, and the Board may amend this Plan in its discretion so as to comply with any such requirement. Any reference in this Plan to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code. Notwithstanding any other provision of this Plan, neither the Company nor any individual acting as a director, officer, employee, agent or other representative of the Company shall be liable to the Employee or any other Person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by the Employee or any other Person as a result of this Plan or the Company’s administration of the terms of this Plan not satisfying any of the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, this Plan has been executed this 17th day of October, 2008.

WALTER INDUSTRIES, INC.

By:	Larry E. Williams
Senior Vice President